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                                  EXHIBIT 23
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               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employment Agreements dated as of March 1, 1994, March 31, 1994, August 15, 1994, December 1, 1994, March 16, 1995, June 12, 1995,
March 1, 1996, Amendments to Employment Agreements dated as of March 31, 1993, March 31, 1994, March 31, 1995, July 15, 1995, October 31, 1995 and Consulting Agreement dated as of June 1, 1995 of our report dated March 11, 1996 with respect to the consolidated financial statements of SGI International included in its Annual Report (Form 10-K) for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                ERNST & YOUNG LLP

San Diego, California
June 6, 1996